Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC.

2008 Executive Bonus Plan

Summary:	The executive bonus plan is comprised of two parts. A monetary incentive program and an options award program. The plan provides for a monetary incentive as a result of company-wide performance and teamwork. The options program builds loyalty and invests the executive in the future growth of the Company.

Participants:	Named Executive Officers

Monetary Incentive Program:	The monetary incentive program is intended to reward teamwork and is based on company-wide financial performance. As the company improves its performance, the monetary bonus program will reward the executive team with cash bonuses for reaching certain milestones. These milestones, or performance goals, could include: EBITDA, Net Cash, Gross Margin, Operating Income and EPS. Excellent corporate-wide performance can be rewarded with up to a 20% annual monetary bonus awarded as a percentage of the executive’s current base salary, after year end results are recorded.

Stock Option Program:	Each executive will be assigned individual and applicable division performance goals for the fiscal year. These goals, which may be objective and subjective, may include: metrics based on those performance goals set forth above under “Monetary Incentive Program” which reflect the individual’s or individual’s supervised units contribution to such performance goals; software development timelines, software upgrade goals; addition of new technology products; addition of accretive acquisitions; addition of new key accounts; meeting partner rebate goals; implementing collaboration tools for software segment; continuing and improving investor relations efforts; improving communications with employees, management, board of directors and stockholders; implementing better planning and budgeting tools; and continuing process improvement to support company growth. Following the year end recording of company financial results, each executive will be reviewed, and results compared to his specific performance goals. Excellent performance will be rewarded with stock options to purchase up to a maximum of 100,000 shares per executive. Options will be granted pursuant to the Company’s 2005 Incentive Compensation Plan and will be approved by the Compensation Committee at the time of the Annual Stockholders Meeting.

Plan Administration:	The 2008 Executive Bonus Plan will be administered, and all Company and individual performance goals and awards approved by, the Compensation Committee of the Board of Directors.